Exhibit 3.4

MagnaChip Semiconductor S.A.
Société anonyme
Registre de Commerce et des Sociétés	Siege social: L-2146 Luxembourg
B97483	74, rue de Merl
Déposé le: 07/09/2006 L060094966.06
R	R.C.S. B 97483

STATUTS COORDONNES
SUIVANT L’ACTE N°1202 DU 7 AOÛT 2006

     TITLE I.  FORM — NAME — REGISTERED OFFICE — DURATION — OBJECT
     Article 1: There exists a public company limited by shares (“société anonyme”) under the name of “MagnaChip Semiconductor S.A.” (the “Company”).
     The registered office is established in the City of Luxembourg, in the Grand-Duchy of Luxembourg. It may be transferred to any other place within the City of Luxembourg by a resolution of the board of directors (the “Board of Directors”).
     If extraordinary events of a political, economic, or social nature, likely to impair normal activity at the registered office or easy communication between that office and foreign countries shall occur, or shall be imminent, the registered office may be provisionally transferred abroad. Such temporary measure shall, however, have no effect on the nationality of the Company which, notwithstanding such provisional transfer of the registered office, shall remain a Luxembourg company.
     The Company is established for an unlimited period. The Company may be dissolved at any time by a resolution of the shareholders adopted in the manner required for the amendment of these articles of incorporation.
     Article 2: The object of the Company is to carry out all transactions pertaining directly or indirectly to the acquisition of participations in any company or enterprise in any form whatsoever, and the administration, management, control and development of those participations.
     The Company may in addition establish, manage, develop and dispose of a portfolio of securities and patents of whatever origin, to acquire, by way of investment, subscription, underwriting or option, securities and patents, to realize them by way of sale, transfer, exchange or otherwise, and to grant to — or for the benefit of — companies in which the Company has a direct and/or indirect participation and/or affiliates, any assistance, loan, advance or guarantee.
     The Company may issue preferred equity certificates in any form whatsoever, including convertible preferred equity certificates.
     The Company may borrow in any form and may proceed to the private and/or public issue of bonds and debentures.
     In general, the Company may take any measure and carry out any operation, including without limitation, commercial, financial, personal and real estate transactions which it may deem necessary or useful for the accomplishment and development of its objects.
     TITLE II.  CAPITAL — SHARES
     Article 3: The corporate capital is set at nine hundred and seventeen thousand nine hundred and fifty (917,950.-), divided into thirty six thousand seven hundred and eighteen (36,718.-) shares with a par value of twenty five (25.-) euro each.
     Article 4: The shares shall be registered or bearer shares, at the option of the shareholders.
     The Company’s shares may be issued, at the owner’s option, in certificates relating to single shares or two or more shares.
     The Company may repurchase its own shares by means of its free reserves under the provisions set forth in article 49-2 of the amended law of 10 August 1915 on commercial companies.
     The capital of the Company may be increased or reduced in one or several steps by resolution of the general meeting of shareholders (the “General Meeting of Shareholders”), adopted in accordance with the provisions applicable to changes in the articles of incorporation.
     TITLE III.  MANAGEMENT
     Article 5: The Company shall be managed by a board of directors (the “Board of Directors”) composed of at least three members (the “Directors”), who need not be shareholders.
     The Directors shall be appointed for a maximum period of six years and they shall be re-eligible. They may be removed at any time.
     In the event of a vacancy on the Board of Directors, the remaining Directors have the right to provisionally fill the vacancy; in this case, such a decision must be ratified by the next General Meeting of Shareholders.

     Article 6: The Board of Directors has full power to perform all such acts as shall be necessary or useful to the object of the Company.
     All matters not expressly reserved to the General Meeting of Shareholders by law or by the present articles of incorporation are within the competence of the Board of Directors.
     The Board of Directors may elect a chairman. In the absence of the chairman, another Director may preside over the meeting.
     The Board of Directors can validly deliberate and act only if the majority of its members are present or represented by virtue of a proxy between Directors, which may be given by letter, telegram, telex, electronic mail or telefax.
     Directors may participate in a meeting of the Board of Directors by means of a conference call, a video conference or by any other means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equal to a physical presence at the meeting of the Board of Directors.
     Resolutions shall require a majority vote.
     Directors may approve by unanimous vote a circular resolution by expressing their consent to one or several separate instruments in writing or by telegram, telex, electronic mail or telefax confirmed in writing which shall all together constitute appropriate minutes evidencing such decision.
     The Board of Directors may delegate all or part of its powers concerning the day-to-day management and the representation of the Company in connection therewith to one or more Directors, managers or other officers; they need not be shareholders of the Company.
     Delegation to a member of the Board of Directors is subject to the previous authorization of the General Meeting of Shareholders.
     The Company is either bound by the individual signature of any one Director or by the individual signature of the managing director within the limits of his powers or by the individual signature of any person to whom such signatory authority has been delegated by the Board of Directors.

     TITLE IV.  AUDITOR — FINANCIAL YEAR
     Article 7: The Company shall be supervised by one or more auditor(s) (the “Auditor(s)”), who need not be shareholders. They shall be appointed for a maximum period of six years and they shall be re-eligible. They may be removed at any time.
     Article 8: The Company’s financial year shall begin on the first of January and end on the thirty-first of December of each year.
     TITLE V.  GENERAL MEETING OF SHAREHOLDERS
     Article 9: The annual General Meeting of Shareholders (the “Annual General Meeting of Shareholders”) shall be held, at the registered office or such other place in the municipality of the registered office as indicated in the convening notices, on the last Thursday in the month of April at 04.00 p.m.
     If the said day is a public holiday, the meeting shall be held on the next following working day.
     Article 10: Convening notices of all General Meetings of Shareholders shall be made in compliance with the legal provisions.
     If all the shareholders are present or represented and if they declare that they have knowledge of the agenda submitted to their consideration, the General Meeting of Shareholders may take place without convening notices. The Board of Directors may decide that the shareholders wishing to attend the General Meeting of Shareholders must deposit their shares five clear days before the date fixed therefore.
     Every shareholder has the right to vote in person or by proxy, who need not be a shareholder.
     Each share gives the right to one vote.
     Article 11: The General Meeting of Shareholders has the most extensive powers to carry out or ratify such acts as may concern the Company. It shall determine the appropriation and distribution of the net profits.
     Article 12: Under the provisions set forth in Article 72-2 of the amended law of 10 August 1915 on commercial companies, the Board of Directors is authorized to distribute interim dividends.

     TITLE VI.  GENERAL PROVISIONS
     Article 13: The law of 10 August 1915 on commercial companies, as amended, shall apply providing these articles of incorporation do not state otherwise.